EXHIBIT 4.38

                       INVESTMENT AND MARKETING AGREEMENT

         THIS  INVESTMENT  AND MARKETING  AGREEMENT  (this  "Agreement")  by and between First Data Merchant Services Corporation, a Florida corporation ("FDMS"), and ValueStar Corporation, a Colorado Corporation ("ValueStar"), is made this 16th day of January, 2001 (the "Effective Date").

         WHEREAS, ValueStar through its wholly owned subsidiary, ValueStar, Inc., a California corporation ("Subsidiary"), provides a merchant rating service, a merchant benefits service and a cardholder benefits service (collectively, the "ValueStar System" or "ValueStar Benefits");

         WHEREAS,   FDMS  is  in  the  business  of  providing  certain  payment processing services for credit and debit card transactions for merchants;

         WHEREAS, pursuant to a Strategic Development, Marketing And Services Agreement dated September 29, 2000 by and between FDMS and ValueStar
("Development Agreement"), FDMS is in the process of enhancing a system proprietary to FDMS that will allow FDMS to match credit card numbers registered with ValueStar with transactions at merchants registered with ValueStar which are paid for with registered credit card numbers (the "FDMS System");

         WHEREAS, FDMS is making an investment in ValueStar in the current financing round of Series CC Convertible Preferred Stock ("Series CC Stock"); and

         WHEREAS, ValueStar recognizes FDMS as a strategic investor important to the marketing and operation of the ValueStar System.

         NOW, THEREFORE, in consideration of the foregoing, FDMS and ValueStar hereby agree as follows:

1. Investment. FDMS has agreed to purchase 44,445 shares of Series CC Stock and warrants (the "Warrants") to purchase 1,333,350 shares of Common Stock of ValueStar for an aggregate purchase price of $2,000,000 (the "Purchase Price") pursuant to the Series CC Preferred Stock and Warrant Purchase Agreement dated January 16, 2001 by and between ValueStar and the purchasers named therein (the "Securities Purchase Agreement"). ValueStar and FDMS agree that, with respect to FDMS's obligations to pay the Purchase Price pursuant to Section 2.2 of the Securities Purchase Agreement, (i) $500,000 of the Purchase Price shall be payable in cash, by wire transfer to ValueStar's account concurrent with the closing of the Securities Purchase Agreement; and (ii) $1,500,000 of the Purchase Price shall be payable by means of a nonrefundable credit in favor of ValueStar, which amount shall be credited against the costs, fees and commissions which otherwise would be payable by ValueStar to FDMS pursuant to Sections 4, 6, 8, 10 and Exhibit E of the Development Agreement. The securities purchased by FDMS as described in this Section 1 shall be delivered at the Initial Closing (as defined in the Securities Purchase Agreement) and shall be fully-paid and nonassessable. The parties further agree that, solely for tax purposes,the cash portion of the Purchase Price shall be allocable to the purchase of the shares of Series CC Preferred Stock, and the credit under the Development Agreement described in (ii) above shall be allocable to the purchase of the Warrants.

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2.  Investment  Option.  Pursuant  to  Section  2.3 of the  Securities  Purchase
Agreement, ValueStar is authorized to issue and sell additional shares of Series CC Stock, up to a maximum aggregate total of 500,000 shares (including shares
issued  at  the  Initial   Closing  (as  defined  in  the  Securities   Purchase
Agreement)). ValueStar hereby agrees to reserve, and grants FDMS or an Affiliate (as defined in the Development Agreement) designated by FDMS, the option (the "Option") to purchase, for cash up to 177,778 additional shares of Series CC Stock and related warrants on the same terms as are set forth in Section 1 above and the Securities Purchase Agreement up and to the date of March 31, 2001. This Option may be exercised only one time and in a minimum of $1,000,000.

3. Marketing Exclusivity. Except for Union Bank, for a period of six months from the date of this Agreement, ValueStar and its Subsidiary shall not sign a marketing agreement with a merchant bank which is not an FDMS Bank (as defined in the Development Agreement). Except for First National Bank of Omaha and MBNA, for a period of six months from the date of this Agreement, ValueStar and its Subsidiary shall not sign a marketing agreement with an issuing bank which is not an FDMS Bank or FDR Issuer (as defined in the Strategic Development and Marketing Agreement dated November 1, 2000 between First Data Resources, Inc. and ValueStar).

4. Director Appointment. So long as FDMS and/or its Affiliate own at least 50% of the securities described in Section 1 hereof and purchased pursuant to the Securities Purchase Agreement (assuming the exercise of Warrants and adjusted for stock splits, combinations, dividends and the like), FDMS shall have the right, but not the obligation, to designate a nominee, reasonably acceptable to the Board of Directors of ValueStar, to be elected as a director of ValueStar and shall promptly notify ValueStar of such designee. Upon receipt of such notice, ValueStar shall cause FDMS's nominee to be placed on the slate at the next annual or special meeting of stockholders of the Company for the election of directors (and each annual or special meeting thereafter for the election of directors pursuant to this clause) and shall use its reasonable efforts to cause such nominee to be elected at such meeting of stockholders. If FDMS elects not to designate a nominee for director, or if FDMS's nominee is not elected to the Board of Directors, FDMS, so long as it is entitled to nominate a nominee for a directorship may designate one individual (the "FDMS Observer") to attend all meetings of ValueStar's Board of Directors (and any committees thereof) in a non-voting observer capacity. The FDMS Observer shall be entitled to receive all reports, presentations and materials as if such FDMS Observer were a member of the Company's Board of Directors. Expenses of attending meetings shall be paid by FDMS except that any FDMS nominated director shall be entitled to receive directors fees and expense reimbursement payable to other directors of ValueStar. Notwithstanding the foregoing, (a) in the event the Board of Directors intends to discuss or vote upon any matter that is subject to attorney-client privilege, or otherwise involves confidential or proprietary information of ValueStar, the FDMS Observer may be excluded from the portion of the meeting at which such matter is discussed by the vote of a majority of the directors present, and (b) in the event FDMS or any of its Affiliates or its representatives becomes a direct competitor of ValueStar, the Chairman of the Board of Directors or a majority of the directors present may exclude the FDMS Observer from the meetings of the Board of Directors.

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5. Press Release. Neither party shall make a press release or other statement to the general public regarding this Agreement or the parties' relationship without first obtaining the prior written approval of such release or statement from the other party unless required by law. Notwithstanding the foregoing, it is the parties' intent to issue a mutually agreed-upon press release within 10 days of the Effective Date to disclose the material provisions of FDMS's investment.

6.  Relationship  of  the  Parties.   The  parties  are  acting  as  independent
contractors and not as partners or in the capacity of any type of joint venture.

7. Entire Agreement. This Agreement, the Development Agreement, the Securities Purchase Agreement and the exhibits thereto constitute the entire agreement between the parties hereto and there are no representations, warranties, covenants or obligations except as set forth herein or therein. This Agreement supersedes all prior or contemporaneous agreements, understandings, negotiations and discussions, written or oral, of the parties hereto, relating to any transaction contemplated by this Agreement. Nothing in this Agreement is intended or shall be construed to confer upon or to give any person other than the parties hereto any rights or remedies under or by reason of this Agreement.

8. Assignment. Neither party shall assign any interest in this Agreement without the prior written consent of an authorized executive officer of the other, provided that FDMS may assign this Agreement to an Affiliate (not including Alliances (as defined in the Development Agreement)) without ValueStar's prior consent[, and ValueStar may assign or otherwise transfer this Agreement without the consent of FDMS or any other party hereto pursuant to any sale of substantially all of its assets or pursuant to any merger, reorganization or exchange of shares which might otherwise be deemed an assignment.]

9. Governing Law. The rights and obligations of the parties under this Agreement shall be governed by law of the State of New York without regard to that state's choice of law provisions.

10. Waiver. Any failure of either party to enforce, at any time or for any period of time, any of the provisions of this Agreement shall not be construed as a waiver of the right of that party to enforce such provisions unless said waiver is in writing, and signed by an authorized executive officer.

11. Term. This Agreement shall commence on the Effective Date and continue until all obligations provided hereunder have been performed by the parties or until September 30, 2005 whichever is earlier.

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12.  Notices.  Any notice required or permitted to be given under this Agreement shall be sent in writing, by prepaid, certified, return receipt requested, first-class air mail to the respective party at the address below, or to such other address as each party may hereafter specify in writing to the other.

         If to ValueStar:     Chief Executive Officer
                              360 22nd Street
                              Oakland, CA 94612

         with a copy to:      Mr. Don Reinke
                              Bay Venture Counsel
                              1999 Harrison Street, Suite 1300
                              Oakland, CA 94111
         If to FDMS:

         with a copy to:      General Counsel
                              First Data Merchant Services Corporation
                              12500 East Belford Avenue, Suite M16-S
                              Englewood, CO 80112
                              Fax:  (720) 332-0033

     All such notices shall be deemed to have been given upon receipt.

13. Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid or contrary to any existing or future law, such invalidity shall not impair the operation of this Agreement or affect those portions of this Agreement, which are valid.

14. Enumerations and Headings. The enumerations and headings contained in this Agreement are for convenience of reference only and are not intended to have any substantive significance in interpreting this Agreement.

15.  Sales Tax Matters.

         a. Payment of Taxes. ValueStar shall, in addition to the other amounts payable under the Development Agreement, pay all taxes , federal, state, or otherwise, or duties, imposts, fees or charges, however designated (hereinafter `taxes'), which are levied or imposed by any governmental authority by reason of the sale or license of any services , communication equipment, software or other goods and products provided pursuant to this Agreements except for franchise taxes and income taxes payable by FDMS on amounts earned by FDMS and property taxes payable by FDMS on property owned by FDMS. Without limiting the foregoing, ValueStar shall promptly pay to FDMS an amount equal to any items actually paid or required to be collected or paid by FDMS.

         b. Calculation of Taxes. ValueStar hereby authorizes FDMS to calculate the total amount of taxes due by ValueStar from the monies due FDMS and remit the amount of taxes to the appropriate taxing authority on behalf of ValueStar. FDMS's remittance of the taxes on behalf of ValueStar shall be computed by FDMS on the information available to FDMS. In the event of the under or over

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calculation  of any taxes,  ValueStar  shall be  responsible  for any additional monies due including any penalties or interest and for collecting any refunds due to ValueStar from the appropriate taxing authority.

         c. Tax Information. Prior to FDMS making the tax remittance on behalf of ValueStar provided in paragraph a. above, ValueStar agrees to supply FDMS with any and all current information necessary for FDMS to compute and remit the taxes, including any tax exempt certificate, ant tax exempt claim letter, or evidence satisfactory to FDMS authenticating the exemption.

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         IN WITNESS WHEREOF,  and intending to be legally bound, the undersigned parties have duly executed this Agreement on the Effective Date.

FIRST DATA MERCHANT SERVICES CORPORATION


By:    /s/ Pamela H. Patsley
       ---------------------
Name:  Pamela H. Patsley
       ---------------------
Title: President
       ---------------------


VALUESTAR CORPORATION


By:    /s/ Jim Stein
       ---------------------
Name:  Jim Stein
       ---------------------
Title: CEO
       ---------------------